CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and

Statement of Additional Information constituting parts of this Post-Effective

Amendment No. 11 to the registration statement on Form N-1A (the

"Registration Statement") of our report dated January 21, 2003 relating to the financial statements and financial highlights appearing in the December 31, 2002

Annual Report to Shareholders of T. Rowe Price International Stock Portfolio

(comprising T. Rowe Price International Series, Inc.), which is incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

sPricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

April 23, 2003